NEWS RELEASE

For More Information Contact:
Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

A. M. Best Upgrades ProAssurance Group to “A+” (Superior)
Medmarc Casualty and Noetic upgrade to “A” (Excellent)

BIRMINGHAM, AL., June 18, 2013 (PRNewswire) – ProAssurance Corporation (NYSE: PRA) announced today that A. M. Best has upgraded The ProAssurance Group to “A+” (Superior). Also upgraded are Medmarc Casualty Insurance Company and Noetic Specialty Insurance Company, which are now rated “A” (Excellent) by Best.

In announcing its rating action, A. M. Best highlighted ProAssurance’s “…superior capital strength, excellent long-term trend of favorable operating performance and strong business profile.” Best also highlighted ProAssurance’s disciplined underwriting standards and proactive claim handling philosophy along with its leading market position across multiple jurisdictions.

“We are pleased that Best has recognized ProAssurance’s unwavering dedication to enduring financial strength and disciplined, customer-focused operations,” said ProAssurance’s Chairman and Chief Executive Officer, W. Stancil Starnes. He added, “Our financial strength is the bedrock on which ProAssurance has built a nationally-recognized company with the experience and commitment to innovation that allows us to effectively address the needs of a rapidly evolving healthcare environment.”

The ProAssurance Group consists of ProAssurance Casualty Company, ProAssurance Indemnity Company, Inc. and ProAssurance Specialty Insurance Company, Inc. Ratings for Podiatry Insurance Company of America and PACO Assurance Company, Inc. are affirmed at “A” (Excellent) and “A-” (Excellent), respectively. The outlook for all ProAssurance ratings is Stable.

About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurance company with extensive expertise in medical professional liability, products liability for life sciences and the medical technology industry and legal professional liability. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for the past six years and is consistently ranked as a top performing property casualty insurer in Moody’s Yearly Statistical Handbook. ProAssurance is rated “A+” (Superior) by A.M. Best  and “A” (Strong) by Fitch Ratings.

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